Investor Contacts:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin
ICR, Inc.
(203) 682-8225

Media Contact:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

EXPRESS, INC. REPORTS FIRST QUARTER 2015 RESULTS EXCEEDING GUIDANCE;
INTRODUCES SECOND QUARTER GUIDANCE AND RAISES FULL YEAR 2015 OUTLOOK

•	First quarter sales rise 9% to $502.4 million

•	First quarter comparable sales increase 7%

•	First quarter operating income rises 126% to $33.9 million

•	First quarter diluted EPS rises to $0.15 or $0.22 on an adjusted basis

Columbus, Ohio - May 28, 2015 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating approximately 630 stores, announced its financial results for the first quarter of 2015. These results cover the thirteen week period ended May 2, 2015.
David Kornberg, the Company's President and Chief Executive Officer, noted that, “2015 is off to a strong start. In the first quarter, comparable sales rose by 7% and our merchandise margin expanded by 200 basis points, driving earnings above our initial expectations. Our customers responded with enthusiasm to our assortment while we intensified our inventory discipline and scaled back our promotional activity. We also continued to execute against our growth pillars and our 2015 priorities. I am particularly pleased that the growth we delivered resulted from our balanced approach to running the business.”
First Quarter 2015 Operating Results:

•	Net sales increased 9% to $502.4 million from $460.7 million in the first quarter of 2014.

•	Comparable sales (including e-commerce sales) increased 7%.

•	E-commerce sales rose 12% to $77.6 million.

•
Merchandise margin grew by 200 basis points, primarily attributable to better acceptance of our product assortment as well as a more restrained use of promotions compared to last year’s first quarter. Buying and occupancy as a percent of net sales improved by 130 basis points as costs were leveraged against a larger revenue base. In combination, this resulted in a gross margin improvement of 330 basis points, with gross margin of 33.1% compared to 29.8% in last year’s first quarter.

•
Selling, general, and administrative (SG&A) expenses were $133.2 million versus $122.9 million in last year's first quarter, primarily due to the timing of certain marketing activities and various payroll related expenses. As a percentage of net sales, SG&A expenses decreased by 20 basis points to 26.5% compared to 26.7% in last year’s first quarter.

•	Operating income was $33.9 million, or 6.8% of net sales, compared to $15.0 million, or 3.3% of net sales in the first quarter of 2014.

•	Income tax expense was $8.9 million, at an effective tax rate of 40.6%, compared to $4.0 million, at an effective tax rate of 44.3% in last year's first quarter.

•
Net income was $13.1 million, or $0.15 per diluted share. This compares to net income of $5.1 million, or $0.06 per diluted share, in the first quarter of 2014. After considering approximately $9.7 million of pre-tax non-core operating expenses incurred in connection with the full redemption of our Senior Notes due 2018, adjusted net income was $19.0 million, or $0.22 per diluted share. Refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.

•	Real estate activity for the first quarter of 2015 is presented in Schedule 5.
First Quarter 2015 Balance Sheet Highlights:

•
Cash and cash equivalents totaled $127.7 million versus $250.2 million at the end of the first quarter of 2014. The lower cash balance reflects the redemption of the remaining $200.9 million of our 8.75% Senior Notes using approximately $215 million of cash for the payment of principal, accrued interest, and the call premium. This redemption eliminates approximately $19 million of interest expense annually.

•	Capital expenditures totaled $23.1 million compared to $26.9 million in the prior year’s first quarter.

•
Inventory was $265.9 million compared to $235.0 million at the end of the prior year’s first quarter and includes approximately $35.4 million related to Express Factory Outlet stores this year compared to approximately $10.6 million in the prior year's first quarter.

Asset-Based Loan Facility:
On May 20, 2015, the Company amended and restated its existing asset-based loan facility. The amendment increased the borrowing capacity under the facility from $200 million to $250 million and extended the term of the facility to May 20, 2020. As of May 27, 2015, there were no borrowings outstanding under the facility. Further details regarding changes to the facility are available on the Form 8-K filed by the Company with the SEC on May 27, 2015.
2015 Guidance:
The table below compares the Company's projected results for the thirteen week period ended August 1, 2015 to the actual results for the thirteen week period ended August 2, 2014.

	Second Quarter 2015 Guidance	Second Quarter 2014 Actual Results
Comparable Sales	+Low single digits	-5%
Effective Tax Rate	Approximately 39%	20.6%
Interest Expense, Net	$1.2 million	$5.9 million
Net Income	$11 to $14 million	$6.9 million
Diluted Earnings Per Share (EPS)	$0.13 to $0.16	$0.08
Weighted Average Diluted Shares Outstanding	85.2 million	84.4 million

This guidance does not take into account any additional non-core operating items that may occur.
The table below compares the Company's projected results for the 52 week period ended January 30, 2016 to the actual results for the 52 week period ended January 31, 2015.

	Full Year 2015 Guidance	Full Year 2014 Actual Results
Comparable Sales	+Low single digits	-5%
Effective Tax Rate	Approximately 40%	38.8%
Interest Expense, Net	$16.0 million(1)	$23.9 million
Net Income	$89 to $98 million(1)	$68.3 million
Adjusted Net Income	$95 to $104 million(2)	N/A
Diluted EPS	$1.04 to $1.15(1)	$0.81
Adjusted Diluted EPS	$1.11 to $1.22(2)	N/A
Weighted Average Diluted Shares Outstanding	85.3 million	84.6 million
Capital Expenditures	$114 to $119 million	$115.1 million

(1) Includes approximately $9.7 million of non-core operating items in connection with the redemption of our Senior Notes. These items consist of the call premium, the write-off of unamortized debt issuance costs, and the write-off of the unamortized debt discount.
(2) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. Refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.
This guidance does not take into account any additional non-core operating items that may occur.
See Schedule 5 for a discussion of projected real estate activity.
Conference Call Information:
A conference call to discuss first quarter 2015 results is scheduled for Thursday May 28, 2015, at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at:
http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available from 12:00 p.m. ET on May 28, 2015 until 11:59 p.m. ET on June 4, 2015 and can be accessed by dialing (877) 870-5176 and entering replay pin number 13607482.

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. Express has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 600 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada, and Puerto Rico. Express merchandise is also available at franchise locations in the Middle East, Latin America, and South Africa. Express also markets and sells its products through it's e-commerce website, www.express.com, as well as its mobile app for iOS.
Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance for the second quarter and full year 2015, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, adjusted net income, earnings per diluted share, adjusted earnings per diluted share, and capital expenditures, (2) statements regarding expected store openings, store closures, and gross square footage, and (3) statements regarding the Company's future plans and initiatives, including, but not limited to, objectives for 2015 and the Company’s growth pillars. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including, our product offerings relative to customer demand, the mix of merchandise we sell, and promotions; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and at our stores and customer traffic to our website; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain disruption; (13) our dependence upon key executive management; (14) our growth strategy, including our new store, e-commerce, and international expansion plans; (15) our reliance on third parties to provide us with certain key services for our business; (16) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (17) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (18) impairment charges on long-lived assets; (19) substantial lease obligations; (20) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rates; and (21) restrictions imposed on us under the terms of our asset-based loan facility. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	May 2, 2015	January 31, 2015	May 3, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$127,698	$346,159	$250,208
Receivables, net	18,221	23,272	20,326
Inventories	265,908	241,063	235,033
Prepaid minimum rent	29,492	29,465	28,389
Other	15,194	14,277	20,302
Total current assets	456,513	654,236	554,258

PROPERTY AND EQUIPMENT	864,305	840,340	795,619
Less: accumulated depreciation	(450,269)	(432,733)	(400,256)
Property and equipment, net	414,036	407,607	395,363

TRADENAME/DOMAIN NAME	197,562	197,562	197,812
DEFERRED TAX ASSETS	12,348	12,371	17,558
OTHER ASSETS	2,289	6,374	7,153
Total assets	$1,082,748	$1,278,150	$1,172,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$157,737	$153,745	$151,861
Deferred revenue	24,482	28,575	23,278
Accrued expenses	95,296	105,139	89,571
Total current liabilities	277,515	287,459	264,710

LONG-TERM DEBT	—	199,527	199,257
DEFERRED LEASE CREDITS	129,259	128,450	117,962
OTHER LONG-TERM LIABILITIES	104,907	106,375	107,120
Total liabilities	511,681	721,811	689,049

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	571,067	556,339	483,095
Total liabilities and stockholders’ equity	$1,082,748	$1,278,150	$1,172,144

Schedule 2
Express, Inc.
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014
NET SALES	$502,378	$460,652
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	335,934	323,279
Gross profit	166,444	137,373
OPERATING EXPENSES:
Selling, general, and administrative expenses	133,176	122,860
Other operating income, net	(680)	(478)
Total operating expenses	132,496	122,382

OPERATING INCOME	33,948	14,991

INTEREST EXPENSE, NET	12,313	5,897
OTHER INCOME, NET	(349)	(25)
INCOME BEFORE INCOME TAXES	21,984	9,119
INCOME TAX EXPENSE	8,922	4,036
NET INCOME	$13,062	$5,083

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	721	382
COMPREHENSIVE INCOME	$13,783	$5,465

EARNINGS PER SHARE:
Basic	$0.15	$0.06
Diluted	$0.15	$0.06

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	84,443	84,005
Diluted	84,978	84,424

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,062	$5,083
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	18,809	19,494
Loss on disposal of property and equipment	304	65
Impairment charge	—	785
Excess tax benefit from share-based compensation	(116)	—
Share-based compensation	3,851	6,336
Non-cash loss on extinguishment of debt	5,255	—
Deferred taxes	22	—
Landlord allowance amortization	(2,742)	(3,047)
Payment of original issue discount	(2,812)	—
Changes in operating assets and liabilities:
Receivables, net	5,066	(2,923)
Inventories	(24,696)	(22,453)
Accounts payable, deferred revenue, and accrued expenses	(13,122)	(33,371)
Other assets and liabilities	2,487	(1,156)
Net cash provided by (used in) operating activities	5,368	(31,187)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(23,148)	(26,937)
Net cash used in investing activities	(23,148)	(26,937)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(198,038)	—
Payments on lease financing obligations	(383)	(402)
Excess tax benefit from share-based compensation	116	—
Repurchase of shares for tax withholding obligations under the 2010 Plan	(2,912)	(3,274)
Net cash used in financing activities	(201,217)	(3,676)

EFFECT OF EXCHANGE RATE ON CASH	536	124

NET DECREASE IN CASH AND CASH EQUIVALENTS	(218,461)	(61,676)
CASH AND CASH EQUIVALENTS, Beginning of period	346,159	311,884
CASH AND CASH EQUIVALENTS, End of period	$127,698	$250,208

Schedule 4

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net income and adjusted earnings per diluted share. The Company believes that these non-GAAP measures provide meaningful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net income and adjusted earnings per diluted share are important indicators of the Company's operations because they exclude items that may not be indicative of, or are unrelated to, the Company's core operating results and provide a better baseline for analyzing trends in their underlying business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for net income and earnings per diluted share. These non-GAAP financial measures reflect an additional way of viewing an aspect of the Company's operations that, when viewed with the GAAP results and reconciliations to the corresponding GAAP financial measures below, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

	Thirteen Weeks Ended May 2, 2015
(in thousands, except per share amounts)	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$13,062		$0.15	84,978
Interest Expense (a) *	5,916	*	0.07
Adjusted Non-GAAP Measure	$18,978		$0.22

(a)	Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the redemption of $200.9 million of Senior Notes.
* Items were tax affected at our statutory rate of approximately 39% for the thirteen weeks ended May 2, 2015.

	Fifty-Two Weeks Ended January 30, 2016
(in thousands, except per share amounts)	Projected Net Income		Projected Earnings per Diluted Share	Projected Weighted Average Diluted Shares Outstanding
Projected GAAP Measure**	$93,500		$1.10	85,326
Interest Expense (a) *	5,916	*	0.07
Projected Adjusted Non-GAAP Measure**	$99,416		$1.17

(a)	Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the redemption of $200.9 million of Senior Notes.
* Items were tax affected at our statutory rate of approximately 39% for the fifty-two weeks ended January 30, 2016.
** Represents mid-point of guidance range.

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

First Quarter 2015 - Actual				May 2, 2015
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(21)	—	562
United States - Outlet Stores	6	—	—	47
Canada	—	—	—	17
Total	6	(21)	—	626	5.5 million

Second Quarter 2015 - Projected				August 1, 2015
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(1)	(1)	560
United States - Outlet Stores	12	—	1	60
Canada	—	—	—	17
Total	12	(1)	—	637	5.6 million

Full Year 2015 - Projected				January 30, 2016
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	1	(23)	(1)	560
United States - Outlet Stores	36	—	1	78
Canada	—	—	—	17
Total	37	(23)	—	655	5.7 million